Exhibit 99.1

          Interactive Motorsports & Entertainment Corporation (iMTS:BB)
                          Acquires Perfect Line, Inc.,
                  Creating A New Public Company In Motorsports

Indianapolis, IN - August 14, 2002 - Interactive Motorsports & Entertainment Corporation today announced that it has acquired Perfect Line, Inc., now a wholly-owned subsidiary which owns and operates the unique NASCAR Silicon Motor Speedway mall-based racing centers. The NASCAR Silicon Motor Speedway centers are the largest chain of officially licensed NASCAR-branded entertainment and retail stores in the world. iMTS is currently a fully reporting company for SEC purposes, whose shares are traded on the Nasdaq operated Bulletin Board. An 8K filing is being submitted simultaneous with this announcement.

Perfect Line was formed in 2001 by William R. Donaldson and partners to acquire the assets of Silicon Entertainment, Inc., which invested tens of millions of dollars since 1994 to develop the racing simulator technology and create the initial mall-based entertainment centers. Mr. Donaldson, 45, the Chairman and CEO of the "new" iMTS, has been a major influence in the international racing industry for over 24 years. He served as the Executive Vice President of the Indianapolis Motor Speedway (IMS, the largest spectator stadium in the world), and concurrently served as President of IMS subsidiaries, IMS Properties and IMS Events. At IMS, he was on the executive management team that initiated such events as the NASCAR Brickyard 400, Indy FanFest, the Senior PGA Tournament held at Brickyard Crossing, the Indy 200 at Walt Disney World, and the launch of the Indy Racing League. He formed his own company in 1997, managed the Inaugural NASCAR Winston Cup event at Las Vegas Motor Speedway in March of 1998, and launched the American and European Le Mans Series from 1999-2001.

Donaldson commented, "With the recent completion of a $2.6 million private equity financing, the Company is essentially debt-free and well-positioned for growth, with 12 mall racing centers open, over $1 million in working capital, and a solid management team in place at the corporate and store level." Donaldson further stated, "Since purchasing the assets of the former Silicon Entertainment Group in June of 2001, we have made substantial progress in quickly opening the 12 mall racing centers. A dedicated, experienced team played a crucial role in enabling us to ramp up revenues quickly, generating over $3.5 million for the period June 2001 through December 2001 and over $4.7 million in revenues for the first two quarters ended June 30, 2002."

Perfect Line's NASCAR Silicon Motor Speedway stores are the largest chain of officially licensed, NASCAR-branded entertainment and retail stores in the world. Perfect Line has integrated sophisticated proprietary racing simulator technology with an exclusive NASCAR license for motion-based entertainment and licenses for popular NASCAR tracks and teams. NASCAR racing is considered the number one spectator sport in America, with an estimated 75 million fans and over $1 billion in NASCAR branded retail merchandise sales.

Perfect Line's racing centers are designed to give customers an experience that comes as close to real NASCAR Winston Cup racing as possible. Each racing center utilizes between 4500 and 8000 square feet, and features 8 to 14 Winston Cup race car simulators, along with a dedicated merchandise area featuring NASCAR's top drivers and teams. Each race experience includes training and a 10 to 13 lap race on an authentic NASCAR racetrack. All of the cars within the racing center compete against each other. Additional computer generated racecars are added to create a full field of competition. Full detail race results are available after the race in the Winner's Circle, and videos of each race are available for purchase.

Over 171 million people annually visit the twelve high-traffic, high profile malls or retail environments where the current NASCAR Silicon Motor Speedway stores are open. They include Mall of America (Minneapolis, MN), Concord Mills (Charlotte, NC), Mall of Georgia (Atlanta, GA), Arbor Place Mall (Douglasville,
GA), Katy Mills (Houston, TX), Rivertown Crossing (Grand Rapids, MI), Crossgates Mall (Albany, NY), Riverchase Galleria (Birmingham, AL), Universal CityWalk (Los Angeles, CA), Opry Mills (Nashville, TN), Woodfield Mall (Chicago, IL) and Palisades Center (Nyack, NY).

"The Company intends to grow both domestically with expansion of the NASCAR-themed stores in America, and internationally with other popular forms of motorsports," Donaldson added. "Mobile units and generic racing centers for theme parks and interactive stores are also in our growth plans."

For further information, visit our web site at http://www.smsonline.com/ www.SMSonline.com, or send e-mail to mailto:InvestorsRelations@SMSonline.com InvestorRelations@SMSonline.com.


Contact:
Interactive Motorsports & Entertainment Corp.
William R. Donaldson
317-295-3500
BDonaldson@SMSonline.com  mailto:BDonaldson@SMSonline.com
------------------------  -------------------------------

Cameron Associates
Richard Moyer
212-554-5466
richard@cameronassoc.com  mailto:richard@cameronassoc.com
------------------------  -------------------------------

Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Interactive Motorsports & Entertainment Corporation, are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, the outlook for the economy and the effect on future revenues, access to and cost of capital, uncertainty of new product development, competition, and dependence on updated technology and licenses and leases.